Exhibit 99.1

Hercules Announces Fourth Quarter and Full-Year 2015 Financial Results and Quarterly Dividend of $0.31 per Share

No Oil and Gas, or CLO Exposure

Highlights for Full-Year 2015

•	Record Total Investment Assets of $1.2 billion, at value, an increase of 18% year-over-year

•	Record Gross Debt and Equity Fundings of $712.7 million, an increase of 15% year-over-year

•	$745.3 million in Total Debt and Equity Commitments

•	Record Total Investment Income of $157.1 million, an increase of 9% year-over-year

•	Second consecutive year of earnings spillover of $8.2 million, or $0.11 per share

•	Excludes potential unrealized gain on Box, Inc. of $12.3 million at year-end 2015

•	Completed stock repurchases representing 1.2% of total outstanding shares of common stock, or approximately 887,000 shares, since Q3 2015 through February 22, 2016

•	Strong performance from Hercules portfolio companies with 15 completed or announced IPO and M&A liquidity events in 2015

•	Reaffirmed Investment Grade Corporate Ratings from both Standard & Poor’s (BBB-) and Kroll Bond Rating Agency, Inc. (BBB+)

•	Outstanding management of total available and unavailable unfunded commitments to $115.9 million at year-end 2015, down 72.0% from a peak of $413.9 million in Q2 2015, and representing 9.7% of Total Investment Assets, at value

Highlights for Q4 2015

•	Net Investment Income, or “NII,” was $20.1 million, or $0.28 per share. Adjusted Net Investment Income, or “ANII,” was $20.9 million, or $0.29 per share, which is a non-GAAP measure that excludes $0.01 per share non-recurring non-cash expense related to the buy-back of $40 million of the 2019 notes

•	Distributable Net Operating Income, or “DNOI,” a non-GAAP measure, was $22.3 million, or $0.31 per share. Adjusted DNOI, which is also a non-GAAP measure and excludes $0.01 per share, of non-recurring non-cash expense related to the buy-back of $40 million of the 2019 notes, was $23.1 million, or $0.32 per share

•	Gross debt and equity fundings of $180.7 million, an increase of 14% quarter-over-quarter

•	Net investment portfolio growth of $52.2 million, on a cost basis

•	GAAP Effective Yields of 14.2%

•	Net Interest Margin “NIM” of 10.2%

•	Strong liquidity position of $195.2 million. Additional leverage capacity of ~$200.0 to $300.0 million under regulatory limits, as of December 31, 2015, for potential future loan portfolio growth

PALO ALTO, Calif., February 25, 2016 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2015.

The Company also announced that its Board of Directors has declared a fourth quarter cash dividend of $0.31 per share, that will be payable on March 14, 2016, to shareholders of record as of March 7, 2016.

“The fourth quarter of 2015 was a strong end to another record year,” said Manuel A. Henriquez, chairman and chief executive officer of Hercules. “As indicated at the beginning of the year, 2015 was also a building year for the Company as we invested in our future by growing both the infrastructure of the organization as well as the investment portfolio. We expanded our national office network, grew our board of directors with three independent members, bolstered our senior management team with a new CFO and General Counsel, and enhanced and strengthened our liquidity position. In 2015, we executed our focused growth strategy and positioned ourselves for 2016 and beyond, while also exceeding last year’s record performance on a number of fronts including gross fundings, loan portfolio growth and year-end loan balance, total investment assets and investment income.”

Henriquez added, “During the fourth quarter, we generated over $180 million in new debt and equity fundings, culminating in net loan portfolio growth of over $200 million for the year, despite another record year in total loan repayments of over $500 million. More importantly, our strong brand and reputation helped us achieve our record performance as we expanded and built new relationships with select innovative, venture growth stage companies and our venture capital partners. This growth was achieved while still maintaining our rigorous underwriting standards and credit analysis discipline that have served us well over 12 years. This is evidenced by our overall loan investment portfolio weighted average Loan-To-Value or “LTV” of less than 16%, based on last round financing valuations of our portfolio companies.”

Henriquez continued, “What I am most proud of, however, is the repeated unparalleled high-integrity performance of our loan origination team, which over the past two years, has been responsible for nearly $320 million of loan growth, despite having nearly $1 billion in cumulative principal repayments over the past two years without ever sacrificing our credit disciplines at Hercules. They are one of the reasons for our continued success and a clear differentiator between the Hercules platform and other venture debt lending-focused BDCs.”

Henriquez concluded, “Finally, more than 12 years after the founding of Hercules, we are unveiling our new name and corporate brand, Hercules Capital. Our new name is not only a better reflection of our 12-year evolution, but also gives Hercules a broader mandate to pursue new potential opportunities, expand product offerings to better meet the needs of our existing portfolio companies, increase our strategic partnerships, potentially expand into new industries, and grow our company through potential acquisitions – all of which will build on our existing and unrivaled venture lending platform. The new name and brand in no way signify a move away from venture lending, and we will actually look to expand upon our market leadership position within venture debt by increasing our size and having the ability to continue to meet the changing needs of the innovative companies we serve today and those of tomorrow.”

Q4 2015 Review and Operating Results - Another Solid Quarter and Year of Growth

Investment Portfolio

Hercules had a solid Q4, reflective of the market for venture capital-backed high growth companies, having successfully entered into new debt and equity commitments of $116.3 million, and funded $180.7 million of debt and equity to both new and existing portfolio companies.

During the quarter, Hercules experienced a slightly higher than anticipated level of unscheduled early principal repayments of $105.5 million primarily from older companies in our portfolio, thereby having a materially lower impact on effective yields driven by lower prepayment and fee accelerations, which along with our normal scheduled amortization of $23.8 million, represented $129.3 in loan repayments. Despite these unexpected higher levels of prepayments, Hercules platform proved its resiliency with the combination of our strong Q4 2015 new commitments as well as new debt and equity fundings of $180.7 million, helping to grow our total portfolio balance by $52.2 million (which includes $9.1 million in equity and warrants) to $1.25 billion, on a cost basis, during the quarter.

The Company’s total investment portfolio, valued at cost and fair value by category, quarter-over-quarter and year-over-year, respectively, are highlighted below:

(dollars in millions)	Loans	Equity	Warrants	Total Portfolio
Balances at Cost at 9/30/2015	$1,109.2	$48.3	$42.6	$1,200.1

New fundings(a)	168.4	10.8	1.5	180.7
Warrants not related to Q4 fundings			(0.2)	(0.2)
Unscheduled paydowns(b)	(105.5)	—	—	(105.5)
Principal reduction on investments	(23.8)	—	—	(23.8)
Net changes attributed to conversions, liquidations, and fees	4.0	0.1	(3.1)	1.0

Net activity during Q4 2015	43.1	10.9	(1.8)	52.2

Balances at Cost at 12/31/15	$1,152.3	$59.2	$40.8	$1,252.3

Balances at Value at 9/30/15	$1,077.6	$52.8	$21.3	$1,151.7

Net activity during Q4 2015	43.1	10.9	(1.8)	52.2
Net change in unrealized appreciation / (depreciation)	(10.5)	3.7	3.5	(3.3)

Balances at Value at 12/31/15	$1,110.2	$67.4	$23.0	$1,200.6

(a)	New fundings amount includes $12.9M total new fundings associated with revolver loans during Q4 2015.
(b)	Unscheduled paydowns include $11.2M paydown on revolvers during Q4 2015.

(dollars in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 12/31/2014	952.0	44.4	38.9	1,035.3

New fundings(a)	686.3	18.2	7.8	712.3
Warrants not related to 2015 fundings			0.1	0.1
Unscheduled paydowns(b)	(388.5)	—	—	(388.5)
Principal reduction on investments	(115.1)	—	—	(115.1)
Net changes attributed to conversions, liquidations, and fees	17.6	(3.4)	(6.0)	8.2

Net activity during 2015	200.3	14.8	1.9	217.0

Balances at Cost at 12/31/15	$1,152.3	$59.2	$40.8	$1,252.3

Balances at Value at 12/31/14	$923.9	$71.7	$25.1	$1,020.7

Net activity during 2015	200.3	14.8	1.9	217.0
Net change in unrealized appreciation / (depreciation)	(14.0)	(19.1)	(4.0)	(37.1)

Balances at Value at 12/31/15	$1,110.2	$67.4	$23.0	$1,200.6

(a)	New fundings amount includes $61.3M total new fundings associated with revolver loans during 2015.
(b)	Unscheduled paydowns include $60.7M paydown on revolvers during 2015.

As of December 31, 2015, 89.4% of the Company’s debt investments were in a “true first lien” senior secured position.

Rising Interest Rates and High Asset Sensitivity Will Benefit Hercules Significantly

We are well positioned and have constructed a very asset sensitive investment portfolio for any eventual increases in market rates that may occur in the near future with 93.7% of our loan investment portfolio being priced at floating interest rates or floating interest rates with a Prime or LIBOR-based interest rate floor, which coupled with our existing fixed interest rate outstanding bond obligations, would potentially lead to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of December 31, 2015, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as prime rate, assuming no changes in our investments and borrowings.

We expect each 25 bps increase in the Prime Rate to contribute approximately $2.0 million, or $0.03 per share, of net investment income.

(in thousands)	Interest	Interest	Net
Basis Point Change	Income	Expense	Income	EPS(1)
-100	$(2,677)	$(200)	$(2,477)	$(0.04)
25	$2,160	$78	$2,082	$0.03
50	$4,320	$156	$4,164	$0.06
75	$6,480	$234	$6,246	$0.09
100	$8,640	$313	$8,328	$0.12
200	$19,186	$625	$18,561	$0.27
300	$30,668	$938	$29,730	$0.43

(1)	EPS calculated on basic weighted shares outstanding of 69,479

Unfunded Commitments – Down 72% from its peak in Q2 2015 and representing approximately 10% of total investments assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2015, the Company had $115.9 million of total unfunded commitments, but only $75.4 million of unfunded commitments, including undrawn revolving facilities, were available at the request of the portfolio company and unencumbered by any milestones, representing only 6.5% of Hercules’ loan balance, at cost, and down from 9.9% in Q3 2015. In addition, we had $40.5 million of specific milestone requirement driven unavailable commitments to portfolio companies or other covenant restrictions limiting availability.

Signed Term Sheets

Hercules finished Q4 2015 with $86.0 million in signed non-binding term sheets outstanding to eight new and existing companies.

Since the close of Q4 2015 and as of February 22, 2016, Hercules closed debt and equity commitments of $126.4 million to new and existing portfolio companies, and funded $98.4 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 51 portfolio companies with a fair value of $67.4 million and a cost basis of $59.2 million as of December 31, 2015. On a fair value basis, $30.7 million is related to public equity positions, primarily concentrated in Box, Inc. which had a fair value of $18.0 million, compared to a cost basis of $5.7 million, at December 31, 2015. As of December 31, 2015, the potential unrealized gain in Box was approximately $12.3 million.

Warrant Portfolio

Hercules held warrant positions in 129 portfolio companies with a fair value of $23.0 million and a cost basis of $40.8 million as of December 31, 2015. Hercules’ historical realized gross warrant/equity multiples range from 1.0x to 14.9x, with an average gross warrant/equity multiple of 3.74x and a weighted average fully realized IRR of 24.2%.

Strong Portfolio Company IPO Activity in 2015

According to Dow Jones VentureSource report for Q4 2015, there were 66 U.S. venture-backed IPOs in 2015, of which seven (7) were Hercules portfolio companies, representing 11% of the completed IPOs in 2015.

During Q4 2015, two Hercules’ portfolio companies, Edge Therapeutics, Inc. and Cerecor Inc., completed their initial public offerings (“IPO”).

As of December 31, 2015, Hercules held warrant and equity positions in three (3) portfolio companies that had confidentially filed Form S-1 Registration Statements under the JOBS Act with the SEC in contemplation of a potential IPO. Hercules’ portfolio company Gelesis, Inc. formally withdrew its Form S-1 Registration during the quarter.

There can be no assurances that companies that have yet to complete their IPOs will do so.

Portfolio Company M&A Events

During Q4 2015, four Hercules’ portfolio companies, nContact Surgical, Inc., Gazelle, Inc., Education Dynamics, and Good Technology Corporation completed their acquisition transactions.

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

Our Effective Yields were 14.2% during Q4 of 2015, representing more normalized levels as the amount of unscheduled early repayments are expected to decreased and normalize from the record setting levels over the past two years of over $350 million per year.

The early payoffs realized in Q4 2015 were from older tenure loans as compared to those loans paid off in Q3, thereby generating significantly lower prepayment and accelerated fees. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, as well as other activities, or one-time event fees. Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were at 13.3% during Q4 2015, and are within our expected normalized levels of 12.5% to 13.5%. Hercules defines Core Yield as yields which generally exclude any benefits from the accretion of fees and income related to early loan repayments attributed to the acceleration of unamortized origination fees and income as well as prepayment fees.

Income Statement

Total investment income for Q4 of 2015 was $39.4 million, an increase of 6.8%, as compared to $36.9 million in Q4 2014. The increase is primarily attributable to loan portfolio growth, specifically a greater weighted average principal outstanding of the Company’s debt portfolio between the periods.

Interest expense and loan fees were $9.5 million as compared to $9.3 million in Q4 2014. Adjusted interest expense and loan fees, a non-GAAP measure, which excludes $0.8 million of non-recurring non-cash expense related to the buy-back of $40 million partial redemption of the Company’s 7.00% Notes due September 2019 (the “Notes”)1, was $8.7 million.

Excluding the one-time charge, the decrease was primarily due to lower weighted average principal balances outstanding on our asset backed notes, convertible senior notes and baby bonds.

The Company had a weighted average cost of debt comprised of interest and fees, excluding the non-cash expense related to the buy-back of $40 million of our 2019 notes, of 5.7% in Q4 2015 versus 6.7% during Q4 2014, and 6.2% including the non-cash expense.

The decrease was primarily driven by a reduction in the weighted average principal outstanding on our higher yielding debt instruments.

Total operating expenses was $19.2 million as compared to $20.4 million for Q4 2014. Adjusted operating expenses, a non-GAAP measure, which excludes interest expense and loan fees, for Q4 2015 was $9.8 million for Q4 2015. The decrease was primarily due to changes in variable compensation related to origination activities, slightly offset by an increase in general and administrative expenses due to corporate legal expenses and outside consulting services.

NII – Net Investment Income

NII for Q4 2015 was $20.1 million, or $0.28 per share, based on 71.2 million basic weighted average shares outstanding, compared to $15.9 million, $0.25 per share, based on 63.1 million basic weighted average shares outstanding in Q4 2014, representing an increase of 26.7% and 13.8%, respectively.

ANII for Q4 2015 was $20.9 million, which excludes $0.8 million of non-recurring non-cash expense related to the buy-back of $40.0 million of the 2019 senior unsecured notes, compared to $15.9 million in Q4 2014, representing an increase of 31.4%, due to a greater weighted average principal outstanding of the Company’s debt portfolio between the periods.

ANII per share for Q4 2015 was $0.29, which excludes $0.01 per share of non-recurring non-cash expense related to the buy-back, based on 71.2 million basic weighted average shares outstanding, compared to $0.25 based on 63.1 million basic weighted average shares outstanding in Q4 2014, representing an increase of 16.0%.

ANII is a non-GAAP financial measure. The Company believes that ANII provides useful information to investors and management because it excludes the non-recurring non-cash expense related to the buy-back of $40 million of the 2019 notes. ANII should not be considered as an alternative to NII (which is prepared in accordance with GAAP).

[1]	The Notes were issued pursuant to the indenture (the “Base Indenture”) dated as of March 6, 2012, between the Company and U.S. National Bank Association, as trustee, as supplemented by the second supplemental indenture dated as of September 24, 2012 (together with the Base Indenture, the “Indenture”).

DNOI - Distributable Net Operating Income

DNOI for Q4 2015 was $22.3 million compared to $18.6 million in Q4 2014 representing a 20.0% increase. Adjusted DNOI, which excludes $0.8 million of non-recurring non-cash expense related to the buy-back of $40.0 million of the 2019 senior unsecured notes, was $23.1 million, representing an increase of 24.2%, due to a greater weighted average principal outstanding of the Company’s debt portfolio between the periods.

DNOI per share for Q4 2015 was $0.31 compared to $0.29 in Q4 2014, representing an increase of 6.9%. Adjusted DNOI per share, which excludes $0.01 per share of non-recurring non-cash expense related to the buy-back, was $0.32.

DNOI and Adjusted DNOI are non-GAAP financial measures. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. The Company believes Adjusted DNOI provides useful information to investors and management because it excludes non-recurring charges relating to the buy-back of 2019 senior unsecure notes. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and Adjusted DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Realized Gains/ (Losses)

For the year ending December 31, 2015, Hercules had net realized gains of $5.1 million. This net gain was comprised of $12.6 million of gross realized gains primarily from the sale of investments in seven portfolio companies and the subsequent recoveries received on two previously written-off debt investments. These gains were partially offset by gross realized losses of $7.5 from the liquidation of our investments in sixteen portfolio companies, nearly all comprised of expiring warrants and loan charge offs.

Continued Credit Discipline and Cumulative in Strong Credit Performance

Cumulative net realized losses on investments, since our first origination commencing in October 2004, through December 31, 2015, totaled $6.9 million, on a GAAP basis. When compared to total commitments of $5.7 billion over the same period, the net realized loss since inception represents 12 basis points “bps” or 0.12% of total commitments, or an annualized loss rate of 1 bps.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/ (depreciation) in the investment portfolio is highlighted below:

	Three Months Ended December 31, 2015
(dollars in millions)	Loans	Equity	Warrants	Total
Collateral based impairments	$(10.2)	$(0.2)	$(0.0)	$(10.4)
Reversals of Prior Period Collateral based impairments	—	—	—	—

Net Collateral based impairments	(10.2)	(0.2)	(0.0)	(10.4)

Reversals due to Debt Payoffs & Warrant/Equity sales	5.7	0.3	2.2	8.2

Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	(1.1)	0.5	(0.0)	(0.6)
Level 3 Assets	(4.9)	3.1	1.3	(0.5)

Total Fair Value Market/Yield Adjustments	(6.0)	3.6	1.3	(1.1)

Total Unrealized Appreciation/(Depreciation)*	$(10.5)	$3.7	$3.5	$(3.3)

*	Excludes unrealized depreciation from escrow receivable and taxes payable

Dividends

The Board of Directors has declared a fourth quarter cash dividend of $0.31 per share. This dividend would represent the Company’s 42nd consecutive dividend declaration since its IPO, bringing the total cumulative dividend declared to date to $11.54 per share. The following shows the key dates of our fourth quarter 2015 dividend payment:

Record Date	March 7, 2016
Payment Date	March 14, 2016

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, our Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the dividends declared during the fiscal year ended December 31, 2015, 100% were distributions derived from our current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of our 2016 distributions to stockholders.

Liquidity and Capital Resources

The Company ended Q4 2015 in a strong liquidity position with $195.2 million in available liquidity, including $95.2 million in unrestricted cash and $100.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements. As of December 31, 2015, 91.7% of the Company’s long-term debt financing was in fixed rate debt instruments, well positioning Hercules for any increase in short term rates, should they occur.

In addition, Hercules has an SEC exemptive order relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $306.9 million to its balance sheet, for potential loan portfolio growth.

Bank Facilities

Hercules has two committed credit facilities with Wells Fargo and Union Bank for $75.0 million each. The Wells facility includes an accordion feature able to increase the existing $75.0 million facility up to a $300.0 million accordion credit facility. Pricing at December 31, 2015 under the Wells facility and Union Bank facility was LIBOR+3.25% with no floor and LIBOR+2.25% with no floor, respectively. In December 2015, the Company extended the Wells facility, under which Wells Fargo Capital Finance, LLC has committed $75.0 million through August 2018 at the same terms.

Leverage

Hercules’ net regulatory leverage, or debt to equity less cash ratio and excluding SBA debentures, was 43.9%, at December 31, 2015. Including our SBA debentures, our net regulatory leverage ratio was 70.4%.

On a GAAP basis, net debt to equity leverage ratio was 83.7%, including the SBA debentures, at December 31, 2015.

Net leverage is derived by deducting the outstanding cash at December 31, 2015 of $95.2 million from total debt of $600.4 million and divided by total equity of $717.1 million.

Hercules has an SEC exemptive order relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $306.9 million to its balance sheet, bringing the maximum potential leverage to $907.3 million, or 126.5% (1:26:1), as of December 31, 2015, if it had access to such additional leverage.

On December 18, 2015, President Obama signed H.R. 2029, the Fiscal Year 2016 Consolidated Appropriation Act, which included a significant change to the Small Business Investment Company (“SBIC”) program. Specifically, Section 521 increases the maximum amount of leverage available to two or more SBICs under common control from $225 million to $350 million. Hercules anticipates filing an application for its third SBIC license, to gain access to additional capital under the SBIC debenture program late in the 2016, or early 2017, subject to market conditions.

As of December 31, 2015, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 274.8%, excluding the SBIC debentures as a result of our exemptive order from the SEC.

Net Asset Value

As of December 31, 2015, the Company’s net assets were $717.1 million, an increase of 8.8% as compared to $658.9 million as of December 31, 2014, due in part to the $100.1 million equity offering completed in March 2015. Net assets were $722.8 million at the end of Q3 2015.

As of December 31, 2015, net asset value per share was $9.94 on 72.1 million outstanding shares, compared to $10.02 on 72.1 million outstanding shares as of September 30, 2015.

Portfolio Asset Quality

At December 31, 2015, the weighted average loan grade of the portfolio at cost was 2.16 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.24 as of December 31, 2014 and 2.33 as of September 30, 2015. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

As of December 31, 2015, grading of the loan portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q4 2014 - Q4 2015 ($ in millions)

	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015
Grade 1	195.8	188.4	233.8	198.7	215.2
Grade 2	479.0	590.9	645.7	636.5	759.3
Grade 3	183.5	174.9	140.2	99.0	44.8
Grade 4	39.9	90.2	70.0	59.7	34.2
Grade 5	25.7	13.6	47.9	83.7	56.7

Weighted Avg.	2.24	2.26	2.25	2.33	2.16

Subsequent Events

1.	As of February 22, 2016, Hercules has:

a.	Closed debt and equity commitments of $126.4 million to new and existing portfolio companies, and funded $98.4 million since the close of the fourth quarter.

b.	Pending commitments (signed non-binding term sheets) of $143.5 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-16 Closed Commitments (as of February 22, 2016)(a)	$126.4
Q1-16 Pending Commitments (as of February 22, 2016) (b)	$143.5
Year-to-date 2016 Closed and Pending Commitments	$269.9

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	On February 24, 2015, the Company’s Board of Directors approved a $50.0 million open market share repurchase program, and on February 17, 2016 the Company’s Board of Directors extended the program until August 23, 2016. Subsequent to December 31, 2015 and as of February 22, 2016, the Company repurchased $4.8 million, or 449,588 shares of its common stock. As of February 22, 2016, approximately $40.6 million of common stock remains for repurchase under the stock repurchase plan.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2015 financial results conference call for February 25, 2016 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 30845803 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 30845803.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broadly diversified variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $5.7 billion to over 335 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Notes due April 2019, 7.00% Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” “HTGY,” and “HTGX,” respectively.

Forward-Looking Statements

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	December 31, 2015	December 31, 2014
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,283,539 and $1,019,799, respectively)	$1,192,652	$1,012,738
Affiliate investments (cost of $13,742 and $15,538, respectively)	7,986	7,999

Total investments, at value (cost of $1,252,281 and $1,035,337, respectively)	1,200,638	1,020,737
Cash and cash equivalents	95,196	227,116
Restricted cash	9,191	12,660
Interest receivable	9,239	9,453
Other assets	20,497	29,257

Total assets	$1,334,761	$1,299,223

Liabilities
Accounts payable and accrued liabilities	$17,241	$14,101
Long-term Liabilities (Convertible Senior Notes)	17,522	17,345
Wells Facility	50,000	—
2017 Asset-Backed Notes	—	16,049
2021 Asset-Backed Notes	129,300	129,300
2019 Notes	110,364	170,364
2024 Notes	103,000	103,000
Long-term SBA Debentures	190,200	190,200

Total liabilities	$617,627	$640,359

Net assets consist of:
Common stock, par value	$73	$65
Capital in excess of par value	752,244	657,233
Unrealized depreciation on investments	(52,808)	(17,076)
Accumulated realized gains on investments	27,993	14,079
Undistributed net investment income (Distributions in excess of net investment income)	(10,368)	4,563

Total net assets	$717,134	$658,864

Total liabilities and net assets	$1,334,761	$1,299,223

Shares of common stock outstanding ($0.001 par value, 200,000,000 and 100,000,000 authorized, respectively)	72,118	64,715
Net asset value per share	$9.94	$10.18

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in thousands, except per share data)

	(unaudited) Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Investment income:
Interest income
Non-Control/Non-Affiliate investments	$34,058	$31,800	$139,919	$124,776
Affiliate investments	69	95	347	1,842

Total interest income	34,127	31,895	140,266	126,618

Fees
Non-Control/Non-Affiliate investments	5,253	4,976	16,865	17,013
Affiliate investments	—	4	1	34

Total fees	5,253	4,980	16,866	17,047

Total investment income	39,380	36,875	157,132	143,665
Operating expenses:
Interest	7,591	7,864	30,834	28,041
Loan fees	1,889	1,388	6,055	5,919
General and administrative	4,468	3,226	16,658	10,209
Employee Compensation:
Compensation and benefits	3,091	5,229	20,713	16,604
Stock-based compensation	2,204	2,711	9,370	9,561

Total employee compensation	5,295	7,940	30,083	26,165

Total operating expenses	19,243	20,418	83,630	70,334
Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes)	—	(558)	(1)	(1,581)

Net investment income	20,137	15,899	73,501	71,750
Net realized gain(loss) on investments
Non-Control/Non-Affiliate investments	(3,277)	7,106	5,147	20,112

Total net realized gain(loss) on investments	(3,277)	7,106	5,147	20,112
Net change in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	(3,325)	(1,945)	(36,839)	(17,392)
Affiliate investments	635	(425)	1,107	(3,282)

Total net unrealized depreciation on investments	(2,690)	(2,370)	(35,732)	(20,674)

Total net realized and unrealized loss	(5,967)	4,736	(30,585)	(562)

Net increase in net assets resulting from operations	$14,170	$20,635	$42,916	$71,188

Net investment income before investment gains and losses per common share:
Basic	$0.28	$0.25	$1.04	$1.13

Change in net assets per common share:
Basic	$0.20	$0.32	$0.60	$1.12

Diluted	$0.20	$0.32	$0.59	$1.10

Weighted average shares outstanding
Basic	71,205	63,105	69,479	61,862

Diluted	71,239	63,766	69,663	63,225

Dividends declared per common share:
Basic	$0.31	$0.31	$1.24	$1.24

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,
Reconciliation of Net investment income to DNOI	2015	2014
Net investment income	$20,137	$15,899
Stock-based compensation	2,204	2,711

DNOI	$22,341	$18,610

DNOI per share-weighted average common shares
Basic	$0.31	$0.29

Weighted average shares outstanding
Basic	71,205	63,105

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

December 31, 2015
Total Debt	$600,386
Cash and cash equivalents	(95,196)

Numerator: net debt (total debt less cash and cash equivalents)	$505,190

Denominator: Total net assets	$717,134
Net Leverage Ratio	70.4%

Net leverage ratio is calculated by deducting the outstanding cash at December 31, 2015 of $95.2 million from total debt of $600.4 million divided by our total equity of $717.1 million, resulting in a net leverage ratio of 70.4%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.